Exhibit 10.3

August 31, 2023

John Bolton

Dear Ambassador Bolton:

Nuburu, Inc., a Delaware corporation (the “Company”) is pleased to confirm the terms of your service and compensation as a member of the Board of Directors (the “Board”) of the Company, effective August 22, 2023. The Company issued a press release and filed a Current Report on Form 8-K announcing your appointment to serve on the Board on August 23, 2023. Since that date, the Board has approved an updated board compensation package which was recommended by the Compensation Committee of the Board after an extensive process working with an independent compensation consultant firm, Frederic W. Cook & Co., Inc..

Below are the terms of your Board service and compensation.

1.
Compensation. In connection with your appointment as a member of the Board, you will be entitled to the following compensation which is paid quarterly in arrears:
2.
Stock Options. In connection with your appointment as a member of the Board, the Company will grant you the following:
1.
Position. You agree to serve as a member of the Board until the earliest of (i) the due election and qualification of your successor or (ii) your resignation, removal or death. It is anticipated that you will serve as an independent director on the Board and as a member of both the Audit and Nomination and Governance Committees.

4. Meetings. The Board’s meeting schedule is expected to include quarterly regular meetings, plus additional special meetings as called by the Board from time to time. Board meetings may be held in person at the Company’s offices or via telephone/video conference. We expect that your schedule would permit, absent unusual circumstances, attendance at all the meetings of the Board and any committees of which you are a member. Additionally, members of the Board may be periodically expected to attend training sessions to enhance their knowledge of relevant laws, corporate governance trends and company policies expected of a public company board member.

5. Business Expenses. Reasonable travel and other business expenses incurred by you in the performance of your duties to the Company will be reimbursed by the Company in accordance with the Company’s policies as in effect from time to time. A copy of the board expense reimbursement policy is attached for your information.

6. Indemnification. You will be indemnified to the fullest extent provided by the Company’s governing documents as in effect from time to time, subject to your execution of applicable undertakings, as provided by such governing documents. The Company will also provide you with director and officer liability insurance coverage to the extent provided to the directors of the Company generally. The Company will also enter into a contractual agreement with you relating to indemnification in the form furnished to you separately.

7. Conflicts. In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company and exercising your fiduciary duties as required under Delaware law.

8. Miscellaneous.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating this letter agreement and returning it to the Company.

NUBURU, INC.

By:
Name:	Mark Zediker
Title:	Founder and CEO

I have read and accept this letter agreement.

By:

Name:	John Bolton

Date: